VAULT MINERALS INC.

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Management Information Circular is furnished in connection with the solicitation of proxies by the management of Vault Minerals Inc. ("Vault" or the "Corporation") for use at the Annual and General Meeting of the shareholders of Vault (the "Meeting") to be held on Thursday, the 25th day of June, 2009 at 10:00 a.m. (Toronto time) at the offices of Aird & Berlis LLP, Barristers and Solicitors, Suite 1800, 181 Bay Street, Toronto, Ontario, M5J 2T9 and at any adjournment thereof, for the purposes set forth in the Notice of Annual and General Meeting ("Notice of Meeting"). In order to be valid and acted upon at the Meeting, forms of proxy must be received by the Secretary of Vault, care of Equity Transfer & Trust Company, 200 University Avenue, Suite 400, Toronto, Ontario, M5H 4H1 not less than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time set for the holding of the Meeting or any adjournment thereof.

The board of directors of Vault (the "Board") has fixed the record date for the Meeting at the close of business on May 12, 2009 (the "Record Date"). Only shareholders of Vault of record as of that date are entitled to receive notice of the Meeting. Shareholders of record will be entitled to vote those shares included on the list of shareholders entitled to vote at the Meeting prepared as of the Record Date, unless any such shareholder transfers shares after the Record Date and produces properly endorsed share certificates or otherwise establishes ownership of such shares and demands, not later than ten days before the Meeting, that the transferee's name be included in the list of shareholders entitled to vote at the Meeting, in which case such transferee shall be entitled to vote such shares at the Meeting.

A proxy shall be in writing and shall be executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

The persons named in the enclosed form of proxy are directors and officers of Vault. Each shareholder has the right to appoint a person or company other than the persons designated therein, who need not be a shareholder, to attend and represent the shareholder at the Meeting. To exercise such right, the names of the nominees of management should be crossed out on the enclosed form of proxy and the name of the shareholder's appointee should be legibly printed in the blank space provided.

REVOCABILITY OF PROXIES

A shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by him or by his attorney authorized in writing at the Corporation's offices at 36 Prospect Avenue, Kirkland Lake, Ontario, P2N 2V4, Canada at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or, as to any matter upon which a vote has not already been cast pursuant to the authority conferred by such proxy, with the chairman of the Meeting on the day of the Meeting or any adjournment thereof, or in any other manner permitted by law.

PERSONS MAKING THE SOLICITATION

This solicitation is made on behalf of the management of Vault. The costs incurred in the preparation and mailing of the form of proxy, the Notice of Meeting and this Management Information Circular will be borne by Vault. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors and officers of Vault, who will not be specifically remunerated therefor. While no arrangements have been made to date by Vault, Vault may contract for the distribution and solicitation of proxies for the Meeting. The costs incurred by Vault in soliciting proxies will be paid by Vault.

No person is authorized to give any information or make any representations other than those contained in this Management Information Circular and if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

VOTING OF PROXIES

The management representatives named in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. **In the absence of such direction, such shares will be voted by the management representatives named in the enclosed form of proxy, except where prohibited by law, in favour of the matters to be acted upon.**

The enclosed form of proxy, when properly signed, confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Management Information Circular, management of Vault knows of no such amendments, variations or other matters. **However, if any such amendments, variations or other matters which are not now known to the management of Vault should properly come before the Meeting, the shares represented by the proxies hereby solicited will be voted thereon in accordance with the best judgment of the person or persons voting such proxies.**

VOTING SECURITIES

The Corporation is authorized to issue unlimited common shares ("Common Shares"), of which **29,716,093** Common Shares are issued and outstanding as fully paid and non-assessable as of May 15, 2009.

ADVICE TO NON-REGISTERED SHAREHOLDERS

This section applies to beneficial holders of Vault common shares only. The information set forth in this section is of significant importance to many holders of Vault common shares, as a number of Vault shareholders do not hold Vault common shares in their own names. Vault shareholders who do not hold their Vault common shares in their own name (referred to herein as "Non-Registered Holders") should note that only Vault shareholders shown as holder of Vault common shares on the books or records of Vault or Vault's transfer agent, Equity Transfer & Trust Company (each referred to herein as "Registered Shareholder"), or the persons they appoint as their proxies are recognized and permitted to act and vote at the Vault Meeting. If Vault common shares are listed in an account statement provided to a Vault shareholder by a broker, then, in almost all cases, those Vault common shares will not be registered in the Vault shareholder's name on the records of Vault or Vault's transfer agent. In many cases, such Vault common shares beneficially owned by a Non-Registered Holder are registered either:

(a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the Vault common shares such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b) in the name of a clearing agency (such as CDS & Co., the registration name for The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

Vault common shares held by an Intermediary or its agent or nominee can only be voted (for or against resolutions) upon the instructions of the Non-Registered Holder. In Canada, without specific instructions, an Intermediary or its agent or nominee is prohibited from voting shares for the Intermediary's clients. Therefore, Non-Registered Holders should ensure that instructions respecting the voting of their Vault common shares are communicated to the appropriate person or that the Vault common shares are duly registered in their names. If a Non-Registered Holder so requests, and provides an Intermediary or its agent or nominee with appropriate documentation, the Intermediary, agent or nominee must appoint the Non-Registered Holder or a nominee of the Non-Registered Holder as proxyholder.

In accordance with the requirements of applicable Canadian regulatory policies, including without limitation, National Instrument 54-101 of the CSA, the Corporation has distributed copies of the Notice of Meeting, this Management Information Circular and the forms of proxy (collectively, the "meeting materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Intermediaries are also required to seek voting instructions from Non-Registered Holders in advance of a shareholders' meeting. Very often, Intermediaries will use service companies such as Broadridge Financial Solutions Inc.

("Broadridge") to forward the meeting materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive meeting materials will either:

(a) be given a proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder, but which is otherwise uncompleted. This form of proxy needs not be signed by the Non-Registered Holder. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deposit it with Vault's transfer agent, Equity Transfer & Trust Company, at the latter's Proxy Department at 200 University Avenue, Suite 400, Toronto, Ontario, M5H 4H1; or

(b) more typically, be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone or electronic means).

Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Non-Registered Holders and asks them to return those proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides the appropriate instructions respecting the voting of shares to be represented at the Meeting. A Non-Registered Holder receiving a proxy with a Broadridge sticker on it cannot use it to vote common shares directly at the Meeting – the proxy must be returned to Broadridge well in advance of the Meeting in order to have the Vault common shares voted.

In any case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Vault common shares they beneficially own. Should a Non-Registered Holder who receives either a proxy or a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on the form. In any case, Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote.

PRINCIPAL HOLDERS OF VOTING SECURITIES

To the best knowledge of the directors and officers of Vault, as of the date of this Information Circular, the following are the only persons or companies that beneficially own or exercise control or direction over, directly or indirectly, equity shares carrying more than 10% of the voting rights attached to all equity shares of the Corporation.

Name and Municipality of Residence	Number of Common Shares Owned, Controlled or Directed	Percentage of Outstanding Common Shares
Joseph D. Horne Enfield, Nova Scotia	5,943,000	19.99%

BUSINESS OF THE MEETING

Election of Directors

Unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of the election as directors of the five nominees hereinafter set forth to hold office until the next annual meeting of shareholders or until their successors are elected or appointed: Joseph D. Horne, Daniel J. McCormack, Peter Bojtos, Scott Waldie and Kyle Sinclair

Listed below are the names and municipalities of residence of each of the persons nominated for election as a director of Vault, the year each person was first elected as a director, the number of shares beneficially owned, directly or indirectly, or over which each person exercises control or direction as of the date hereof, and each person's principal occupation.

Name and Municipality of Residence	Shares Owned, Controlled or Directed[1]	Year First Elected Director	Principal Occupation
Joseph D. Horne Enfield, Nova Scotia	5,943,000	June 25, 2004	Principal of several private companies, one of which provides management and exploration consulting services to public mining juniors including Vault; President and CEO of Vault.
Daniel J. McCormack, PGeo Kirkland Lake, Ontario	549,572	June 25, 2004	Principal of Kirnova Corp., a private investment & exploration management consulting company; Vice President of Vault.
Peter Bojtos[2], PEng Lakewood, Colorado	153,536	May 13, 2005	Professional Engineer with over 35 years of worldwide experience in the mining industry; Mr. Bojtos is an independent director of several public companies involved in mineral exploration.
Scott Waldie[2] Pontypool, Ontario	150,000	May 13, 2005	President and CEO of North Atlantic Resources Ltd. Mr. Waldie has over 30 years of international experience in the mineral exploration industry and is an independent director of several companies involved in mineral exploration.
Kyle Sinclair[2], CA Kirkland Lake, Ontario	Nil	June 26, 2008	Chief Financial Officer, Grant Forest Products Inc.

1 The information as to shares beneficially owned, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to Vault by the respective directors.

2 Member of the Audit Committee.

All candidates for the Board of Directors named above are standing for re-election.

Corporate Cease Trade Orders and Bankruptcies

Other than as disclosed below, none of the proposed directors have, or within the ten years prior to the date of this Management Information Circular, has been a director or executive officer of any company that was the subject of a cease trade or similar order, or an order that denied such company access to any statutory exemptions, or suspension order for a period of more than 30 consecutive days.

Other than as disclosed below, none of the proposed directors has, or within a year of that person ceasing to act in that capacity, been a director or executive officer of any company which was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislative authority relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.

Peter Bojtos, a director of Vault, was a director of Sahelian Goldfields Inc. ("Sahelian"), which company filed a proposal to its creditors under the *Bankruptcy and Insolvency Act* (Canada) in July 2001. The proposal made to creditors was approved by the court having jurisdiction in September 2001, and the company is now reorganized. Prior thereto, in May 1999, the British Columbia Securities Commission made an order that all trading in securities of Sahelian cease until certain filing requirements were made. In addition, in June 2000, the Ontario Securities Commission issued a cease trade order on the securities of Sahelian. Mr. Bojtos was a director of Sahelian at the time of these orders.

In June 2000, the Ontario Securities Commission ordered that the management and insiders of Link Mineral Ventures Inc. be prohibited from trading in the company's securities until the company's annual financial statements were filed. As a director, Mr. Bojtos was subject to this order.

Individual Bankruptcies

No proposed director has, within the ten years prior to the date of this Management Information Circular, been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Appointment of Auditors

It is management's intention to vote the proxies in the accompanying form in favour of Ross, Pope & Company LLP, Chartered Accountants, to serve as auditors of Vault until the next annual meeting of the shareholders or until their successors are elected or appointed and to authorize the directors to fix their remuneration as such. Ross, Pope & Company LLP, Chartered Accountants, were appointed as external auditors of Vault at the 2007 annual general meeting held on June 26, 2007.

REPORT ON EXECUTIVE COMPENSATION

General Provisions

Each executive officer receives a base salary, which constitutes the largest share of the officer's compensation package. Base salary is recognition for discharging job responsibilities and reflects the officer's performance over time, as well as that individual's particular experience and qualifications. An officer's base salary is reviewed by the board of directors on an annual basis and may be adjusted to take into account performance contributions for the year and to reflect sustained performance contributions over a number of years.

In addition, officers and directors are eligible under the Corporation's Stock Option Plan (the "Plan") to receive grants of stock options. The Plan is an important part of the Corporation's long-term incentive strategy for its officers, permitting them to participate in any appreciation of the market value of the common shares over a stated period of time. The Plan is intended to reinforce commitment to long-term growth in profitability and shareholder value. The size of the stock option grants to officers and directors is dependent on each officer and director's level of responsibility, authority and importance to the Corporation and to the degree to which such officer or director's long term contribution to the Corporation will be key to its long term success. Pervious grants of option-based awards are not taken into account when considering new grants.

Summary Compensation Table

The following table and notes thereto set forth all compensation paid by Vault to Vault's executive officers (collectively, the "Named Executive Officers") for the financial years ended December 31, 2008, 2007 and 2006.

Name & Principal Positions	Year	Salary ($)	Share-Based Awards ($)	Option-Based Awards[3] ($)	Non-equity Incentive Plan Compensation: Annual Incentive Plans ($)	Non-equity Incentive Plan Compensation: Long Term Incentive Plans ($)	Pension Value ($)	All Other ($)	Total Compen-sation ($)
Joseph D. Horne, President, Chief Executive Officer "CEO" & Director	2008 2007 2006	90,000 [1] 75,000 [1] 60,000 [2]	N/A N/A N/A	15,963 Nil 96,425	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	12,000 [4] 12,000 [4] 12,000 [4]	117,963 87,000 168,425
Katharine Reid, CA, Chief Financial Officer "CFO"	2008 2007 2006	N/A 200 8,300 [5]	N/A N/A N/A	N/A Nil 33,749	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A 200 42,049
Tara Gilfillan, CA, CFO	2008 2007	18,000 [5] 13,200 [5]	N/A N/A	15,963 82,344	N/A N/A	N/A N/A	N/A N/A	N/A N/A	33,963 95,544

1 Paid in the form of management consulting fees to a private company wholly-owned by Mr. Horne.

2 During 2006, the Corporation paid Mr. Horne $30,000 directly in management consulting fees and $30,000 indirectly, through a private company wholly-owned by Mr. Horne.

3 The grant date fair value of the share option awards are determined in accordance with 3870 of the CICA Handbook (accounting fair value) using Black-Scholes option pricing model.

4 Director's fees.

5 Paid in the form of consulting fees. Ms. Reid was appointed Chief Financial Officer of Vault on July 5, 2004, but resigned on May 1, 2007 at which time Ms. Gilfillan became Vault's Chief Financial Officer.

Incentive Plan Awards

The following table provides details with respect to stock options granted to the Named Executive Officers under the option plan.

Name & Principal Positions	Option-based awards[1]				Share-based awards	
	Number of underlying Securities (#)	Option Exercise Price ($)	Option Expiration Date	Value of unexercised In-the-Money Options ($)	Number of Shares not vested (#)	Market value of Shares not vested ($)
Joseph Horne, CEO	50,000 500,000 250,000	0.35 0.25 0.15	June 26, 2013 July 6, 2011 July 25, 2010	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A
Tara Gilfillan, CFO	50,000 250,000	0.35 0.35	June 26, 2013 May 1, 2012	Nil Nil	N/A N/A	N/A N/A

1 Options can be granted for a maximum term of five years and will vest 12.5% upon TSX Venture Exchange approval and 12.5% every three months thereafter.

Incentive Plan Awards – Valued Vested or Earned for the Year Ending December 31, 2008

The following table provides details as to Incentive Plan Awards – Value Vested or Earned during the year ended December 31, 2008.

Name & Principal Positions	Option-based awards – Value vested during the year[1] ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Valued earned during the year ($)
Joseph Horne, CEO	62,500	N/A	N/A
Tara Gilfillan, CFO	31,250	N/A	N/A

1 Based on the difference between the exercise price of the options and the closing trading price on the TSX Venture Exchange as of the date of vesting.

Termination and Change of Control Benefit

The Named Executive Officers are engaged to perform their duties by way of consulting agreements. Termination of the consulting agreements are subject to a thirty-day notice period, however no other contractual amounts are owed to the Named Executive Officers resulting from termination.

Compensation of Directors

Commencing July 2005, the Corporation has agreed to pay $1,000 per month to each director in their capacity as such. The directors have also been reimbursed for miscellaneous out-of-pocket expenses incurred in carrying out their duties as directors.

Director Compensation Table

Name[1]	Year	Fees ($)	Share-Based Awards ($)	Option-Based Awards[2] ($)	Non-equity Incentive Plan Compensation		Pension Value ($)	All Other ($)	Total Compen-sation ($)
					Annual Incentive Plans ($)	Long Term Incentive Plans ($)			
Peter Bojtos	2008	12,000	N/A	31,927	N/A	N/A	N/A	N/A	43,927
	2007	12,000	N/A	52,424	N/A	N/A	N/A	N/A	64,424
	2006	12,000	N/A	Nil	N/A	N/A	N/A	N/A	12,000
Daniel McCormack	2008	12,000	N/A	15,963	N/A	N/A	N/A	87,725[3]	115,688
	2007	12,000	N/A	Nil	N/A	N/A	N/A	75,000[3]	87,000
	2006	12,000	N/A	96,425	N/A	N/A	N/A	60,000[3]	168,425
Kyle Sinclair	2008	6,000[4]	N/A	63,854	N/A	N/A	N/A	N/A	69,854
Scott Waldie	2008	12,000	N/A	31,927	N/A	N/A	N/A	N/A	43,927
	2007	12,000	N/A	52,424	N/A	N/A	N/A	N/A	64,424
	2006	12,000	N/A	Nil	N/A	N/A	N/A	N/A	12,000

1 Mr. Horne was a director as well as an officer of the Corporation during the year. Mr. Horne's compensation as a director and as an officer is provided in the Named Executive Officer disclosure.

2 The grant date fair value of the share option awards are determined in accordance with 3870 of the CICA Handbook (accounting fair value) using Black-Scholes option pricing model.

3 Compensation for Mr. McCormack's duties as Vice President, paid in the form of exploration consulting fees.

4 Mr. Sinclair was appointed a director of Vault on June 26, 2008

Incentive Plan Awards

The following table provides details with respect to stock options granted to the directors under the option plan.

Name[1]	Option-based awards				Share-based awards	
	Number of underlying Securities (#)	Option Exercise Price ($)	Option Expiration Date	Value of unexercised In-the-Money Options ($)	Number of Shares not vested (#)	Market value of Shares not vested ($)
Peter Bojtos	100,000	0.35	June 26, 2013	Nil	N/A	N/A
	150,000	0.35	September 24, 2012	Nil	N/A	N/A
	100,000	0.15	July 25, 2010	Nil	N/A	N/A
Daniel McCormack	50,000	0.35	June 26, 2013	Nil	N/A	N/A
	500,000	0.25	July 6, 2011	Nil	N/A	N/A
	250,000	0.15	July 25, 2010	Nil	N/A	N/A
Kyle Sinclair	200,000	0.35	June 26, 2013	Nil	N/A	N/A
Scott Waldie	100,000	0.35	June 26, 2013	Nil	N/A	N/A
	150,000	0.35	September 24, 2012	Nil	N/A	N/A
	100,000	0.15	July 25, 2010	Nil	N/A	N/A

[1] Mr. Horne was a director as well as an officer of the Corporation during the year. Mr Horne's compensation as a director and as an officer is provided in the Named Executive Officer disclosure.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets out information, as at December 31, 2008, with respect to compensation plans under which equity securities of the Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	3,025,000	$0.28	2,575,000
Equity compensation plans not approved by securityholders	Nil	N/A	Nil
Total	3,025,000	$0.28	2,575,000

Stock Option Plan

The Corporation established a stock option plan (the "Plan") on June 25, 2004 (as amended July 6, 2005 and June 28, 2007) for the purpose of encouraging the directors, officers, employees and consultants of the Corporation, and of its subsidiaries and affiliates, to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs. The Plan shall be administered by the Board or by a special committee thereof.

A maximum number of 5,600,000 common shares of the Corporation are reserved, set aside and made available for issue under and in accordance with the Plan. Directors, officers, consultants and employees of the Corporation or any of its subsidiaries, and employees of a person or Corporation which provides management services to the Corporation or any of its subsidiaries shall be eligible for selection to participate in the Plan. Options are not transferable or assignable.

The Board shall, in its sole and final discretion, determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted and vested, and the number of shares to be subject to each option. The exercise price of the shares subject to each option shall be determined by the board of directors, subject to TSX Venture Exchange approval. The option period shall be a period of time fixed by the board of directors not to exceed the maximum period of time permitted by TSX Venture Exchange. Options shall vest in accordance with a vesting schedule which shall be established from time to time by the board of directors and which shall be acceptable to the TSX Venture Exchange.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Other than routine indebtedness if any, no director, nominee for director, senior officer, nor any of their respective associates or affiliates is or has been, at any time since the beginning of the last completed financial year of the Corporation been indebted to the Corporation or any subsidiary thereof.

MANAGEMENT AGREEMENTS

Since the appointment of Joseph Horne as President & CEO, effective July 1, 2005, Mr. Horne has provided management consulting services to the Corporation on a monthly basis. The directors of the Corporation review the amounts received by Mr. Horne on at least an annual basis.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as disclosed herein or as described under the caption "Related Party Transactions" at note 11 of the Corporation's audited financial statements for the fiscal period ended December 31, 2008 which were filed on SEDAR on April 21, 2009, no "informed person" (as such term is defined in National Instrument 51-102 – *Continuous Disclosure Obligations*) or proposed nominee for election as a director of the Corporation or any associate or affiliate of the foregoing has any material interest, direct or indirect, in any transaction in which the Corporation has participated since January 1, 2009 or in any proposed transaction which has materially affected or will materially affect the Corporation.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

There were no material interests, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, nominee for director, senior officer or anyone who has held office as such since the commencement of Vault's last financial year or any associate or affiliate of any of the foregoing, in any transaction since the commencement of Vault's last financial year or in any matter to be acted upon, except as disclosed in this Management Information Circular.

AUDIT COMMITTEE

Audit Committee Charter

The Charter of the Corporation's Audit Committee is attached as Schedule "A" to the Corporation's Management Information Circular dated May 16, 2005, which document was SEDAR filed on May 24, 2005.

Audit Committee Members

Scott Waldie, Peter Bojtos and Kyle Sinclair are members of the Corporation's Audit Committee, all of whom are considered both "independent" and "financially literate", as those terms are defined in applicable securities legislation.

External Auditor Service Fees

Audit Fees
Aggregate audit fees billed by Ross Pope & Company LLP, Chartered Accountants, the Corporation's external auditors in each of the last two fiscal years were $22,500 (2008) and $21,000 (2007).

Audit Related Fees
The Corporation incurred no fees billed by our external auditor in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and not included in the amounts noted above under *Audit Fees*.

Tax Fees
Aggregate fees billed by our external auditor in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning, were $2,000 (2008) and $2,000 (2007).

All Other Fees
Aggregate fees billed by our external auditor in each of the last two fiscal years for products and services provided by our auditor, other than the services reported above, were $nil (2008) and $nil (2007).

CORPORATE GOVERNANCE

Pursuant to National Instrument 58-101 *Disclosure of Corporate Governance Practices* of the Canadian securities administrators, the Corporation is required to annually disclose, and hereby discloses, its corporate governance practices as follows.

Board of Directors

The Board of Directors of the Corporation facilitates its exercise of independent supervision over the Corporation's management through regular meetings of the Board. The meetings are held both with and without members of the Corporation's management (including members of management that are also directors) being in attendance. As well, the Board ensures that one director follows up with the Corporation's management to ensure decisions of the Board are fully and properly implemented by management.

The following directors are 'independent' in that they are free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with the best interests of the Corporation, other than interests and relationships arising from shareholding: Scott Waldie, Peter Bojtos and Kyle Sinclair.

The following directors are not independent: Joseph Horne (President and CEO of the Corporation) and Daniel McCormack (Vice President of the Corporation).

Directorships

Some of the directors of the Corporation are presently directors of other reporting issuers, as follows:

Director	Reporting Issuer
Peter Bojtos	Apogee Minerals Ltd. Apolo Gold & Energy Inc. Fischer-Watt Gold Company, Inc. Kalimantan Gold Corporation Limited Sage Gold Inc. Tournigan Energy Ltd. US Gold Corporation Vaaldiam Resources Limited
Scott Waldie	North Atlantic Resources Ltd.

Orientation and Continuing Education

No formal orientation or training of directors is provided by the Corporation.

Ethical Business Conduct

The Board of Directors of the Corporation has responsibility for the stewardship of the Corporation including responsibility for strategic planning, identification of the principal risks of the Corporation's business and implementation of appropriate systems to manage these risks, succession planning (including appointing, training and monitoring senior management), communications with investors and the financial community and the integrity of the Corporation's internal control and management information systems. To facilitate meeting this responsibility the Board of Directors seeks to foster a culture of ethical conduct by striving to ensure the Corporation carries out its business out in line with high business and moral standards and applicable legal and financial requirements. In that regard, the Board:

- encourages management to consult with legal and financial advisors to ensure the Corporation is meeting those requirements;
- is cognizant of the Corporation's timely disclosure obligations and reviews material disclosure documents such as financial statements, Management's Discussion and Analysis and finance-related press releases prior to their distribution.
- relies on its Audit Committee to annually review the systems of internal financial control and discuss such matters with the Corporation's external auditor;
- actively monitors the Corporation's compliance with the Board's directives and ensures that all material transactions are thoroughly reviewed and authorized by the Board before being undertaken by management; and
- has established a Whistleblower Policy.

Nomination of Directors

Management is proposing a slate of five nominees for election at the upcoming Annual and General Meeting of Shareholders. When the Board considers it necessary to increase its size, it can also consider whether a Nominating Committee of directors, some or all of whom will be independent directors, needs to be formed to recommend appointees and assess directors on an ongoing basis.

Any new appointees or nominees to the Board of Directors must have a favourable track record in general business management, special expertise in areas of strategic interest to the Corporation, the ability to devote the time required and a willingness to serve as a director.

Compensation

The Board has not yet established any formal procedure to determine the appropriate compensation of the Corporation's directors and the CEO. Consideration will be given to formalizing some procedures. It is anticipated that any determination of remuneration will be made primarily by comparison of the remuneration paid by the Corporation with the remuneration paid by other reporting issuers that the Board feels are similarly placed within the same business of the Corporation.

Other Board Committees

Except for an Audit Committee there are not any requirements under the Corporation's governing corporate legislation regarding committees of the Board of Directors of the Corporation. Accordingly, the Board of Directors has not established any committees other than the Audit Committee.

Assessments

The Board of Directors of the Corporation has not established any formal procedures for assessing the performance of the Board or its committees and members. Generally, those responsibilities have been carried out on an informal basis by the Board of Directors itself. Furthermore, it is the view of the Board that, in light of its small size and the close and open relationship among its members, the formality of a committee would not be as effective as the current arrangement and is unnecessary.

AVAILABILITY OF DOCUMENTS

The Corporation is a reporting issuer in the Provinces of British Columbia, Alberta and Ontario. As a result, the Corporation files annual and other information with the local securities commissions and regulatory authorities of each of the above named provinces. The Canadian securities regulatory authorities maintain a web site named "SEDAR" that contains reports, proxy and other information regarding issuers that file with the securities regulatory authorities. The Corporation's filings can be found on the SEDAR web site at www@sedar.com.

APPROVAL AND CERTIFICATION

The contents and sending of this Management Information Circular have been approved, and the sending, communication or delivery thereof to the shareholders of Vault has been authorized by the Board.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED at Kirkland Lake, Ontario this 15th day of May, 2009.

"Joseph D. Horne"
Joseph D. Horne, President & CEO